FIELDPOINT PETROLEUM RETAINS STEPHENS INC

AUSTIN, TX – (PRNEWSWIRE) – November 13, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced the hiring of Stephens Inc. as a financial advisor. Stephens will provide general and strategic advice to FieldPoint and will help the Company evaluate its strategic alternatives for enhancing shareholder value.

Roger Bryant, Executive Chairman for FieldPoint, stated “Stephens is a well established and highly respected 80 year old firm, and I believe they will contribute significantly to our efforts to grow FieldPoint and build greater shareholder value.  We are very proud to be able to announce this association.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Stephens Inc.  www.stephens.com

Founded in 1933, Stephens Inc. serves a broad client base which includes corporations, state and local governments, financial institutions, institutional investors and individual investors throughout the United States and overseas. The firm is a member of the New York Stock Exchange and SIPC. Stephens’ services include investment banking, money management, wealth management, securities underwriting, equity research and general securities brokerage and trading.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512) 250-8692 or fppc@ix.netcom.com